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TABLE OF CONTENTS

EXHIBIT 4.1

FIRST SUPPLEMENTAL INDENTURE

BETWEEN

AMERICAN EXPRESS CREDIT CORPORATION

AND

THE BANK OF NEW YORK MELLON,
formerly known as The Bank of New York

DATED AS OF NOVEMBER 22, 2016

 0.625% SENIOR NOTES DUE 2021

i

        FIRST SUPPLEMENTAL INDENTURE, dated as of November 22, 2016 (this "FIRST SUPPLEMENTAL INDENTURE"), between AMERICAN EXPRESS CREDIT CORPORATION, a Delaware corporation (the "COMPANY"), having its principal executive office at 200 Vesey Street, New York, New York 10285 and THE BANK OF NEW YORK MELLON (formerly known as The Bank of New York), a New York banking corporation, as trustee (the "TRUSTEE"), having its principal corporate trust office at 101 Barclay Street, New York, New York 10286, supplementing the Indenture, dated as of June 9, 2006, between the Company and the Trustee (the "BASE INDENTURE" and, together with this First Supplemental Indenture and as further amended and supplemented from time to time, the "INDENTURE").

        WHEREAS, the Company executed and delivered the Base Indenture to provide for the issuance from time to time of its notes, debentures, bonds or other evidences of indebtedness (hereinafter generally called the "SECURITIES," and individually, a "SECURITY") to be issued in one or more series as may be determined by the Company under the Base Indenture from time to time, in an unlimited aggregate principal amount which may be authenticated and delivered as provided in the Base Indenture;

        WHEREAS, the Company hereby appoints the Trustee to act as trustee for the issuance of a new series of Securities to be known as the "0.625% Senior Notes due 2021" (the "NOTES");

        WHEREAS, pursuant to the terms of the Indenture, the Company desires to provide for the establishment of a new series of Securities to be known as the "0.625% Senior Notes due 2021", the form and substance of such Notes and the terms, provisions and conditions thereof to be as set forth in the Indenture; and

        WHEREAS, the Company has requested that the Trustee execute and deliver this First Supplemental Indenture. All requirements necessary to make this First Supplemental Indenture a valid instrument in accordance with its terms (and to make the Notes, when duly executed by the Company and duly authenticated and delivered by the Trustee, the valid and enforceable obligations of the Company) have been performed, and the execution and delivery of this First Supplemental Indenture have been duly authorized in all respects.

        NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

        For and in consideration of the premises and the purchase of Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportional benefit of all Holders of Notes, as follows:

ARTICLE I

DEFINITIONS

        Section 1.1    Definition of Terms.

        Unless the context otherwise requires:

          (a)   a term not defined herein that is defined in the Base Indenture has the same meaning when used in this First Supplemental Indenture;

          (b)   a term defined anywhere in this First Supplemental Indenture has the same meaning throughout;

          (c)   the singular includes the plural and vice versa;

          (d)   unless otherwise specified, any reference to a Section or Article is to a Section or Article of this First Supplemental Indenture;

          (e)   headings are for convenience of reference only and do not affect interpretation;

          (f)    any reference herein to an agreement entered into in connection with the issuance of securities contemplated therein as of November 22, 2016 shall mean such agreement as it may be amended, modified or supplemented in accordance with its terms; and

          (g)   the following terms have the following meanings:

        "BASE INDENTURE" has the meaning set forth in the Recitals.

        "BUSINESS DAY" means each Monday, Tuesday, Wednesday, Thursday or Friday (i) that is not a day on which banking institutions in the City of New York or the City of London are authorized or obligated by law or executive order to close and (ii) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system, or the TARGET2 system, or any successor thereto, operates.

        "CLEARSTREAM, LUXEMBOURG" shall mean Clearstream Banking, société anonyme (or any successor securities clearing agency).

        "CODE" has the meaning set forth in Section 2.6(b).

        "COMPANY" has the meaning set forth in the Recitals.

        "COMPARABLE GOVERNMENT BOND" has the meaning set forth in Section 2.7(a).

        "COMPARABLE GOVERNMENT BOND RATE" has the meaning set forth in Section 2.7(a).

        "EURO" and "€" mean the lawful currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union.

        "EUROCLEAR" shall mean Euroclear Bank S.A./N.V. (or any successor securities clearing agency), as operator of the Euroclear system.

        "EVENT OF DEFAULT" has the meaning set forth in Section 2.9.

        "FEDERAL REPUBLIC OF GERMANY OBLIGATION" means any security that is (i) a direct obligation of the Federal Republic of Germany for the payment of which the full faith and credit of the Federal Republic of Germany is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the Federal Republic of Germany the payment of which is unconditionally guaranteed as a full faith and credit obligation by the Federal Republic of Germany, which, in either case (i) or (ii), is not callable or redeemable at the option of the issuer thereof.

        "FIRST SUPPLEMENTAL INDENTURE" has the meaning set forth in the Recitals.

        "GLOBAL NOTES" has the meaning set forth in Section 2.4(a).

        "INDENTURE" has the meaning set forth in the Recitals.

        "INTEREST PAYMENT DATE" has the meaning set forth in Section 2.5(a).

        "INTEREST PAYMENT PERIOD" means any semi-annual period during which interest accrues pursuant to this Indenture.

        "INTEREST RATE" has the meaning set forth in Section 2.5(a).

        "NOTES" has the meaning set forth in the Recitals.

        "OPINION OF TAX COUNSEL" means the written opinion of counsel rendered by an independent law firm with generally recognized experience in such matters.

        "PAYING AGENT" shall initially be The Bank of New York Mellon, London Branch. The Company may change the Paying Agent without notice to any Holder of Notes.

        "REDEMPTION DATE" has the meaning set forth in Section 2.7.

        "REGULAR RECORD DATE" has the meaning set forth in Section 2.5(c).

        "SECURITIES" or "SECURITY" has the meaning set forth in the Recitals.

        "SECURITIES REGISTRAR" shall initially be The Bank of New York Mellon, London Branch. The Company may change the Securities Registrar without notice to any Holder of Notes.

        "STATED MATURITY" has the meaning set forth in Section 2.2.

        "TARGET2 SYSTEM" means the Trans-European Automated Real-time Gross Settlement Express Transfer system or any successor thereto.

        "TAX EVENT" has the meaning set forth in Section 2.7(a).

        "TRUSTEE" has the meaning set forth in the Recitals.

        "UNITED STATES HOLDER" means a beneficial owner of a Note that is (i) a citizen or resident of the United States, (ii) a corporation or an entity taxable as a corporation for United States federal income tax purposes, that was established under the laws of the United States, any state thereof or the District of Columbia, or (iii) an estate or trust whose world-wide income is subject to United States federal income tax. If a partnership holds a Note, the tax treatment of partners will generally depend upon the status of the partner and the activities of the partnership. As used herein, the term "Non-United States Holder" means a beneficial owner of a Note that is not a United States Holder and is not a partnership.

ARTICLE II

TERMS OF THE NOTES

        Pursuant to Section 3.01 of the Base Indenture, the Notes are hereby established with the following terms and other provisions:

        Section 2.1    Designation and Principal Amount.

          (a)   There is hereby authorized a series of Securities designated the "0.625% Senior Notes due 2021," in the initial aggregate principal amount of €1,000,000,000.

          (b)   The Company may, from time to time, subject to compliance with any other applicable provisions of this Indenture but without the notice to or the consent of the Holders of Notes, create and issue pursuant to this Indenture an unlimited principal amount of additional Notes (in excess of any amounts theretofore issued) having the same terms and conditions to those of the other Outstanding Notes, except that any such additional Notes (i) may have a different issue date and issue price from other Outstanding Notes and (ii) may have a different amount of interest payable on the first Interest Payment Date after issuance than is payable on other Outstanding Notes. Such additional Notes shall constitute part of the same series of Notes as the Notes initially issued hereunder.

        Section 2.2    Issue Date; Maturity.

        The Notes shall mature on November 22, 2021 (the "STATED MATURITY").

        Section 2.3    Place of Payment and Surrender for Registration of Transfer.     Payment of principal of (and premium, if any) and interest on the Notes shall be made, the transfer of Notes will be registrable and Notes will be exchangeable for Notes of other denominations of a like principal amount at the office or agency maintained for such purpose, which shall initially be The Bank of New York Mellon, London Branch. Payment of any principal (and premium, if any) and interest on Notes issued as Global Notes shall be payable by the Company through the Paying Agent to the Depositary in immediately available funds. In the event that any Interest Payment Date, Redemption Date or the Maturity is not a Business Day, payment of the interest, principal and premium, as applicable payable on such date shall be made on the next succeeding day that is a Business Day without any interest or other payment in respect of any such delay. Interest on Notes issued in definitive form will be payable (i) by a check drawn on a bank in The City of London mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register, or (ii) upon application to the Securities Registrar not later than the relevant Regular Record Date by a Holder of Notes of a principal amount of the Notes in excess of €1,000,000, by wire transfer in immediately available funds to a euro account maintained by the payee with a bank in a European city in which banks have access to the TARGET2 system.

        Section 2.4    Registered Securities; Form; Denominations; Payment in Euro.

          (a)   The Notes shall be issued in fully registered form as registered Securities and shall be initially issued in the form of one or more permanent Global Securities (the "GLOBAL NOTES") in the form of Exhibit A hereto. The Notes shall not be issuable in bearer form. The terms and provisions contained in the form of Note shall constitute, and are hereby expressly made, a part of the Indenture, and the Company and the Trustee, by their execution and delivery of the Indenture, expressly agree to such terms and provisions and to be bound thereby.

          (b)   The Notes shall be issued in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

          (c)   All payments on the Notes will be payable in euro; provided that if on or after the date of this Indenture the euro is unavailable due to the imposition of exchange controls or other circumstances beyond the Company's control (including the dissolution of the euro) or no longer being used by the then-member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available or so used. The amount otherwise payable by the Company on any date in euro would be converted into U.S. dollars at a rate determined by the Company in good faith. If applicable laws or regulations of the member states of the European Union (including official pronouncements applying those laws or regulations) mandated, in the Company's good faith determination, the use of a specific exchange rate, for these purposes, the Company would apply the exchange rate so mandated. Any payment in respect of the Notes made under such circumstances in U.S. dollars will not constitute an Event of Default under the Notes or the Indenture.

        Section 2.5    Interest.

          (a)   The Notes shall accrue interest at a rate per annum of 0.625% of the principal amount of €1,000 per Note (the "INTEREST RATE"), and be payable annually in arrears on November 22 of each year (each, an "INTEREST PAYMENT DATE"), commencing on November 22, 2017, to the Person in whose name the Note is registered in the Securities Register at the close of business on the Regular Record Date, except that interest payable at Maturity will be payable to the person to whom the principal of the Notes is paid.

              (i)  Interest on the Notes will be computed on the basis of:

              (A)  the actual number of days in the period for which interest is being calculated; and

              (B)  the actual number of days from and including the last date on which interest has been paid on the Notes (or November 22, 2016 if no interest has been paid on the Notes), to but excluding the next scheduled interest payment date, as the case may be.

    This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Markets Association.

          (b)   Period of Accrual.    Interest will accrue annually at the Interest Rate from and including the date of initial issuance or the last Interest Payment Date in respect of which interest has been paid or duly provided for, as applicable, to but excluding the next succeeding Interest Payment Date on which the interest is actually paid, or the Maturity, as the case may be.

          (c)   Regular Record Dates.    The Regular Record Dates for the Notes shall be on November 7 of each year (each, a "REGULAR RECORD DATE").

        Section 2.6    Payment of Additional Amounts.

          (a)   The Company shall, subject to the exceptions and limitations set forth below, pay as additional interest on the Note, such additional amounts as are necessary in order that the net payment by the Company or a paying agent of the principal of and interest on the Note to a Holder who is a Non-United States Holder, after deduction for any present or future tax, assessment or governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount that would have been payable had no such withholding or deduction been required.

          (b)   The Company's obligation to pay additional amounts shall not apply (i) to a tax, assessment or governmental charge that would not have been imposed but for the beneficial owner or the Holder, or a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, the Holder if the Holder is an estate, trust, partnership, limited liability company, corporation or other entity, or a person holding a power over an estate or trust administered by a fiduciary Holder, being considered as (A) being or having been present or engaged in a trade or business in the United States or having or having had a permanent establishment in the United States, (B) having a current or former relationship with the United States, including a relationship as a citizen or resident thereof, (C) being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States, a corporation that has accumulated earnings to avoid United States federal income tax or a private foundation or other tax-exempt organization or (D) being or having been a "10-percent shareholder" of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision or being or having been a bank whose receipt of interest on a Note is described in section 881(c)(3)(A) of the Code or any successor provision; (ii) to any beneficial owner that is not the sole beneficial owner of the Note, or a portion thereof, or that is a fiduciary, partnership, limited liability company or other fiscally transparent entity, but only to the extent that a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment; (iii) to a tax, assessment or governmental charge (including backup withholding) that would not have been imposed but for the failure of the Holder or any other person to comply with certification, information, documentation, reporting or other similar requirements concerning the nationality, residence, identity or connection with the United States of the Holder or other person, if compliance is required by statute or by regulation of the United States Department of the Treasury, without regard to any tax treaty, or by an applicable income tax treaty to which the United States is a party as a precondition to partial or complete relief or exemption from such tax, assessment or other governmental charge (including, but not limited to, the failure to provide United States Internal Revenue Service, Form W-8BEN-E, W-8BEN, W-8ECI or any subsequent versions thereof), or any other certification, information, documentation, reporting or other similar requirement under United States income tax laws or regulations or intergovernmental agreements (including entering into and complying with an agreement with the U.S. Internal Revenue Service to report information or complying with any similar reporting requirements imposed by an intergovernmental agreement) that would establish entitlement to otherwise applicable relief or exemption from any tax, assessment or governmental charge; (iv) to a tax, assessment or governmental charge that is imposed otherwise than by withholding by the Company or a paying agent from the payment; (v) to a tax, assessment or governmental charge that would not have been imposed or withheld but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 10 days after the payment becomes due or is duly provided for, whichever occurs later; (vi) to a tax, assessment or governmental charge that is imposed or withheld by reason of the presentation of a Note for payment more than 30 days after the date on which such payment becomes due or is duly provided for, whichever occurs later; (vii) to an estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or a similar tax, assessment or governmental charge; (viii) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by any other paying agent; (ix) to any withholding or deduction which is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC on the taxation of savings income, or any law implementing or complying with, or introduced in order to conform to, such Directive; or (x) in the case of any combination of items (i), (ii), (iii), (iv), (v), (vi), (vii), (viii) and (ix).

          (c)   The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided for herein, the Company shall not be required to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

        Section 2.7    Optional Redemption by the Company.

        The Notes shall not be redeemable at the option of the Company prior to their Stated Maturity except under the following circumstances:

          (a)   Prior to October 22, 2021, on at least thirty (30) days and no more than sixty (60) days prior written notice, the Notes may be redeemed, in whole or in part, at the option of the Company, at a Redemption Price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal thereof to be redeemed and interest thereon that would be due after the related date fixed for redemption (any such date fixed pursuant to this Section 2.7, a "REDEMPTION DATE") but for such redemption (exclusive of interest accrued to the Redemption Date), discounted to the Redemption Date on an annual basis (ACTUAL/ACTUAL (ICMA)), at the applicable Comparable Government Bond Rate plus 20 basis points, together, in each case, with any accrued and unpaid interest thereon to, but excluding, the Redemption Date; provided, however, that if such Redemption Date is not an interest payment date with respect to such Note, the amount of the next scheduled interest payment thereon will be reduced (solely for the purpose of this calculation) by the amount of interest accrued thereon to such Redemption Date. The Company will calculate the Redemption Price, which calculation will be binding and conclusive absent manifest error. For purposes of this section, the term "COMPARABLE GOVERNMENT BOND RATE" means, with respect to any Redemption Date, the rate per annum equal to the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third Business Day prior to the Redemption Date, of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by the Company and the term "COMPARABLE GOVERNMENT BOND" means, in relation to any Comparable Government Bond Rate calculation, a bond that is a direct obligation of the Federal Republic of Germany ("German government bond")

  (Bundesanleihe) selected by an independent investment bank as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed or such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by the Company, determine to be appropriate for determining the Comparable Government Bond Rate

          (b)   On or after October 22, 2021, the Notes may be redeemed, in whole or in part, at the option of the Company, at a Redemption Price equal to the principal amount of the Notes being redeemed, together with any accrued and unpaid interest thereon to, but excluding, the Redemption Date; provided that the principal amount of any Notes remaining outstanding after redemption in part shall be €100,000 or any integral multiples of €1,000 in excess thereof.

          (c)   If as a result of (i) any change in (including any announced prospective change), or amendment to, the laws (including any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in (including any announced prospective change), or amendment to, any official position regarding the application or interpretation of such laws, which change or amendment is announced or becomes effective on or after November 15, 2016, or (ii) a taxing authority of the United States taking any action, or such action becoming generally known, on or after November 15, 2016, whether or not such action is taken with respect to the Company or any of its affiliates, there is in either case a material increase in the probability that the Company will or may be required to pay additional amounts as provided for in Section 2.6 above (a "TAX EVENT"), then the Company may in either case, at its option, redeem, in whole or in part, the Notes, at a Redemption Price equal to the principal amount of the Notes being redeemed, together with any accrued and unpaid interest thereon to, but excluding, the Redemption Date; provided that the Company determines, in its business judgment, that the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to it, not including substitution of the obligor under the Notes. Prior to the publication of any notice of redemption, the Company will deliver to the Trustee an officer's certificate stating that the Company is entitled to effect a redemption and setting forth a statement of facts showing that the conditions precedent to the Company's right to redeem have occurred and an Opinion of Tax Counsel to that effect based on that statement of facts.

        Section 2.8    Satisfaction and Discharge.     The Notes shall be subject to the satisfaction and defeasance provisions of Article Six of the Base Indenture, except that all references to "U.S. Government Obligations" shall be replaced by "Federal Republic of Germany Obligations."

        Section 2.9    Events of Default.

          (a)   An "EVENT OF DEFAULT" with respect to the Notes shall mean an event specified in clauses (a), (b), (d), (e), (f), (g) and (h) of Section 7.01 of the Base Indenture. Clause (c) Section 7.01 of the Base Indenture shall be inapplicable with respect to the Notes (and shall not constitute an Event of Default with respect to the Notes).

        Section 2.10    Exchange and Registration of Transfer of Securities.

        The Base Indenture is hereby amended and supplemented with respect to the Debentures by replacing the seventh paragraph of Section 3.05 with the following: "As provided in Section 3.04 hereof, each Global Security authenticated under this Indenture shall be registered in the name of the Depositary, for, and in respect of interests held through, the applicable Depositary, designated for such Global Security or a nominee thereof and delivered to such Depositary or a custodian therefor on behalf of the applicable Depositary, and each such Global Security shall constitute a single Security for all purposes of this Indenture. Notwithstanding the foregoing and except as otherwise specified as contemplated by Section 3.01, no Global Security shall be registered for transfer or exchange, or authenticated or delivered, pursuant to this Section 3.05 or Sections 3.06, 3.07, 4.07 or 11.07 in the name of a Person other than the Depositary for such Security or its nominee until (i) the Depositary with respect to a Global Security notifies the Company in writing that it is unwilling or unable to continue as Depositary for such Global Security or the Depositary ceases to be a clearing agency registered under the Exchange Act or other applicable statute or regulation if required thereunder, and in each case the Company does not appoint a successor depositary within 90 days, (ii) the Company executes and delivers to the Trustee a Company Order that such Global Security shall be so transferable and exchangeable or (iii) there shall have occurred and be continuing an Event of Default with respect to the Securities of such Series. Upon the occurrence in respect of any Global Security of any series of any one or more of the conditions specified in clauses (i), (ii) or (iii) of the preceding sentence or such other conditions as may be specified as contemplated by Section 3.01 for such series, the Company shall execute, and the Trustee upon receipt of a Company Order shall authenticate and deliver, without service charge, (i) to the Depositary or to each Person specified by such Depositary a new Security or Securities of the same series, of like tenor and terms in definitive form and of any authorized denomination as requested by such Person in aggregate principal amount equal to and in exchange for such Person's beneficial interest in the Global Security, and (ii) to such Depositary a new Global Security of like tenor and terms and in a principal amount equal to the difference, if any, between the principal amount of the surrendered Global Security and the aggregate principal amount of Securities delivered pursuant to clause (i)."

        Section 2.11    Designation of Depositary.

        Initially, the Depositary for the Notes will be The Bank of New York Mellon, London Branch as common depositary for Clearstream, Luxembourg and Euroclear. The Global Notes will be registered in the name of the Depositary or its nominee for, and in respect of interests held through, the applicable Depositary, and delivered by the Trustee to the Depositary or a custodian appointed by the Depositary on behalf of the applicable Depositary for crediting to the accounts of the respective participants for each respective Depositary.

        Section 2.12    Conversion.

        The Notes will not be convertible into any other security.

        Section 2.13    Definitive Form of Notes.

        The Notes will be issued in definitive form only under the limited circumstances set forth in Section 3.05 of the Base Indenture.

        Section 2.14    Company Reports.

        The provisions of Section 9.04 of the Base Indenture relating to the nature, content and date for reports by the Company to the Holders of the Notes, to the extent such provisions are mandated by the Trust Indenture Act of 1939, as amended, shall apply to the Notes.

        Section 2.15    Modification of Indenture.

        The Company may, without the consent of any Holder of Notes, amend this First Supplemental Indenture in accordance the provisions contained in Article Eleven of the Base Indenture.

        Section 2.16    Sinking Fund.

        The provisions contained in Article Five of the Base Indenture shall not apply to the Notes.

 ARTICLE III

MISCELLANEOUS

        Section 3.1    Ratification of Indenture.

        The Base Indenture, as supplemented and amended by this First Supplemental Indenture, is ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Base Indenture with respect to the Notes in the manner and to the extent herein and therein provided. The amendments to the Base Indenture set forth in this First Supplemental Indenture apply solely to the Notes and not to any other series of Securities that may be issued under the Base Indenture. If any provision of this First Supplemental Indenture is inconsistent with a provision of the Base Indenture, the terms of this First Supplemental Indenture shall control.

        Section 3.2    Multiple Trustees.

        The obligations of the Trustee hereunder are in addition to (and not in lieu of) the obligations under the Base Indenture of the Trustee (as defined therein) thereunder.

        Section 3.3    Trustee Not Responsible for Recitals.

        The recitals contained herein are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

        Section 3.4    Governing Law.

        This First Supplemental Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

        Section 3.5    Severability.

        In case any one or more of the provisions contained in this First Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this First Supplemental Indenture or of the Notes, but this First Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

        Section 3.6    Counterparts.

        This First Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

        Section 3.7    Successors and Assigns.

        All covenants and agreements in the Indenture by the Company shall bind its successors and assigns, whether expressed or not. The Company will have the right at all times to assign any of its respective rights or obligations under the Indenture to a direct or indirect wholly-owned Subsidiary of the Company; provided that, in the event of any such assignment, the Company will remain liable for all of its respective obligations. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Indenture may not otherwise be assigned by the parties thereto.

        Section 3.8    Trustee.

        In connection with its appointment and acting hereunder, the Trustee is entitled to all rights, privileges, protections, immunities, benefits and indemnities provided to the Indenture Trustee under the Base Indenture.

 ARTICLE IV

TRUSTEE

        Section 4.1    Force Majeure.

        In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

        Section 4.2    Waiver of Jury Trial.

        EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

        Section 4.3    Liability.

        In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

        Section 4.4    Certain Tax Matters

        The Trustee shall be entitled to deduct or withhold from payments under this Agreement amounts required to be withheld pursuant to an agreement described in Section 1471(b) of the Internal Revenue Code of 1986, as amended, (the "Code") or otherwise pursuant to Sections 1471 through 1474 of the Code and any regulations or agreements thereunder or official interpretations thereof ("FATCA"). To the extent permitted under applicable privacy law and if expressly authorized by any agreement between the Issuer and a holder or beneficial owner or by the terms of any tax certification, the Issuer hereby covenants with the Trustee that it will use commercially reasonable efforts to provide the Trustee with any relevant tax certification in the possession of the Issuer or other information identified by the Issuer in its sole discretion as relevant for FATCA withholding tax purposes that may be useful to assist the Trustee to determine whether or not it is obliged, in respect of any payments to be made by it pursuant to this Agreement, to make any withholding or deduction pursuant to FATCA.

        IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

AMERICAN EXPRESS CREDIT CORPORATION
By:	/s/ KERRI BERNSTEIN
	Name:	Kerri Bernstein
	Title:	Treasurer

THE BANK OF NEW YORK MELLON as Trustee
By:	/s/ LATOYA S. ELVIN
	Name:	Latoya S. Elvin
	Title:	Vice President

 EXHIBIT 4.2

Exhibit A

[FORM OF FACE OF NOTE]

        THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE BANK OF NEW YORK DEPOSITARY (NOMINEES) LIMITED, AS NOMINEE OF THE BANK OF NEW YORK MELLON, LONDON BRANCH, AS COMMON DEPOSITARY FOR EUROCLEAR BANK S.A./N.V. AND CLEARSTREAM BANKING, SOCIÉTÉ ANONYME (THE "DEPOSITARY"), OR A NOMINEE OF THE DEPOSITARY. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY) MAY BE REGISTERED UNLESS AND UNTIL THIS NOTE IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM. UNLESS (A) THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO AMERICAN EXPRESS CREDIT CORPORATION OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, (B) ANY NOTE ISSUED IS REGISTERED IN THE NAME REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY AND (C) ANY PAYMENT HEREON IS MADE TO THE BANK OF NEW YORK MELLON, AS TRUSTEE, OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY, AND EXCEPT AS OTHERWISE PROVIDED IN THE INDENTURE, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, THE BANK OF NEW YORK DEPOSITARY (NOMINEES) LIMITED, HAS AN INTEREST HEREIN.

 AMERICAN EXPRESS CREDIT CORPORATION

0.625% SENIOR NOTE DUE 2021

CERTIFICATE NO.:	€
CUSIP NO: 025818 KC8
ISIN NO: XS1521058518
COMMON CODE: 152105851

        This Note is one of a duly authorized series of Securities of AMERICAN EXPRESS CREDIT CORPORATION (the "NOTES"), all issued under and pursuant to an indenture (the "BASE INDENTURE") dated as of June 9, 2006, duly executed and delivered by AMERICAN EXPRESS CREDIT CORPORATION, a Delaware corporation (the "COMPANY," which term includes any successor corporation under the Indenture, as hereinafter referred to), and THE BANK OF NEW YORK MELLON (formerly known as The Bank of New York), as trustee (the "TRUSTEE"), as supplemented by the First Supplemental Indenture thereto dated as of November 22, 2016 (the "FIRST SUPPLEMENTAL INDENTURE," and together with the Base Indenture, the "INDENTURE"), between the Company and the Trustee, to which the Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Notes.

        The Company, for value received, hereby promises to pay to The Bank Of New York Depositary (Nominees) Limited, as nominee of Clearstream Banking, société anonyme and Euroclear Bank S.A./N.V., or their registered assigns, the principal sum of                        euros (€            ) on the Maturity of the Notes as increased or decreased as provided for in Schedule 1 hereto.

        Interest Payment Date: November 22 of each year, commencing on November 22, 2017.

        Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

        IN WITNESS WHEREOF, the Company has caused this Note to be duly executed manually or by facsimile by its duly authorized officers under its corporate seal.

AMERICAN EXPRESS CREDIT CORPORATION
By:
Name:
Title:
Attest:
By:
Name:
Title:

 TRUSTEE'S CERTIFICATE OF AUTHENTICATION

        This is one of the 0.625% Senior Notes due 2021 issued under the within mentioned Indenture.

THE BANK OF NEW YORK MELLON, as Trustee
By:
Name:
Title:

Dated: November 22, 2016

 [FORM OF REVERSE OF NOTE]

AMERICAN EXPRESS CREDIT CORPORATION

0.625% SENIOR NOTE DUE 2021

        To the extent permitted by applicable law, to the extent that any rights or other provisions of this Note differ from or are inconsistent with those contained in the Indenture, then the Indenture shall control. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture unless otherwise indicated.

        1.     Principal and Interest. American Express Credit Corporation, a Delaware corporation (including any successor corporation under the Indenture hereinafter referred to, the "COMPANY"), promises to pay interest on the principal amount of this Note at the Interest Rate from November 22, 2016 to the Maturity.

        This Note will accrue interest at a rate per annum of 0.625% of the principal amount, payable annually in arrears on November 22 of each year (each an "INTEREST PAYMENT DATE"), commencing on November 22, 2017. Interest not paid on any Interest Payment Date, will accrue at the Interest Rate as provided in the Indenture. Subject to Section 2.5(a)(ii) of the First Supplemental Indenture, such interest will accrue to the date that it is actually paid.

        Interest on the Notes will be computed on the basis of (i) the actual number of days in the period for which interest is being calculated and (ii) the actual number of days from and including the last date on which interest was paid on the Notes (or November 22, 2016 if no interest has been paid on the Notes), to but excluding the next scheduled interest payment date, as the case may be. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Markets Association.

        2.     Method of Payment

        Interest on this Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name this Note is registered in the Securities Register at the close of business on the Regular Record Date for the payment of such interest, except that interest payable at Maturity will be payable to the person to whom the principal of this Notes is paid.

        3.     Paying Agent and Securities Registrar

        Initially, The Bank of New York Mellon, London Branch, will act as Paying Agent and Security Registrar. The Company may change the Paying Agent and Securities Registrar without notice to any Holder.

        4.     Indenture

        The terms of this Note include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended ("TIA"). This Note is subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of all such terms.

        5.     Optional Right of Redemption

        The Company may, at its option, redeem the Notes (a) in whole or in part on or after the date that is thirty one (31) days prior to the Stated Maturity of the Notes at a Redemption Price equal to the principal amount of the Notes being redeemed, together with any accrued and unpaid interest thereon to, but excluding, the Redemption Date, (b) in whole or in part prior to October 22, 2021, on at least thirty (30) days and no more than sixty (60) days prior written notice and (c) in whole or in part after the occurrence of a Tax Event at a Redemption Price equal to the principal amount of the

Notes being redeemed, together with any accrued and unpaid interest thereon to, but excluding, the Redemption Date.

        6.     No Sinking Fund.

        The Notes will not be subject to a sinking fund provision.

        7.     Defaults, Covenant Defaults and Remedies

        The Indenture provides for Events of Default and remedies relating thereto with respect to the Notes as set forth in Article Seven of the Base Indenture.

        The Indenture provides for Covenant Defaults and remedies relating thereto with respect to the Notes as set forth in Article Seven of the Base Indenture.

        8.     Amendment; Supplement

        The Indenture provides for amendments, supplements and waivers with respect to the Indenture as set forth in Article Eleven of the Base Indenture, as supplemented by Section 2.15 of the First Supplemental Indenture.

        10.   Restrictive Covenants

        The Indenture provides restrictive covenants with respect to the Notes as set forth in Article Twelve of the Base Indenture.

        11.   Denomination; Transfer; Exchange

        The Notes shall be issued only in fully registered form without coupons in denominations of minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. As provided in the Indenture and subject to certain limitations herein and therein set forth, Notes so issued are exchangeable for a like aggregate principal amount at maturity of Notes of a different authorized denomination, as requested by the Holder surrendering the same.

        As provided in the Indenture and subject to certain limitations therein set forth, this Note is transferable by the registered Holder hereof on the Securities Register of the Company, upon surrender of this Note for registration of transfer at the office or agency maintained for such purpose accompanied by a written instrument or instruments of transfer in form satisfactory to the Company or the Trustee, duly executed by the registered Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of authorized denominations and for the same aggregate principal amount at maturity will be issued to the designated transferee or transferees. No service charge will be made for any such transfer, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in relation thereto.

        12.   Persons Deemed Owners

        The registered Holder of this Note shall be treated as its owner for all purposes.

        13.   Defeasance

        Subject to certain conditions contained in the Indenture, the Company's obligations under the Indenture and some or all of the Notes may at any time be terminated if the Company deposits with the Trustee cash and/or Federal Republic of Germany Government Obligations sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium, if any, and interest on the Notes to Maturity as such becomes due and payable in accordance with the terms of the Indenture.

        14.   Authentication

        This Note shall not be valid until the Trustee (or authenticating agent) executes the certificate of authentication on the other side of this Note.

        15.   Governing Law

        The Indenture and this Note shall be governed by, and construed in accordance with, the laws of the State of New York.

 SCHEDULE 1

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

        The following increases or decreases in this Global Note have been made:

Date	Amount of Decrease in Principal Amount of Notes evidenced by this Global Note	Amount of Decrease in Principal Amount of Notes evidenced by this Global Note	Amount of Decrease in Principal Amount of Notes evidenced by this Global Note following such decrease or increase	Signature of authorized officer of agent

A-1